Exhibit 99.1

Stephen Hurst Resigns from MindMed Board of Directors

NEW YORK, January 7, 2022 -- Mind Medicine (MindMed) Inc. (NASDAQ: MNMD), (NEO: MMED), (DE: MMQ) (the “Company”), a leading biotech company developing psychedelic-derived therapies, announces the resignation of Steve Hurst from his role as a Director of the Company’s Board of Directors.

“On behalf of MindMed, the Board of Directors, and the Executive team, I thank Steve for his significant contributions and strategic guidance in bringing the Company to this stage of development,” said Robert Barrow, Chief Executive Officer and Director of MindMed. “The co-founders and early leadership of MindMed have been instrumental in establishing the company, and its strong foundation. Their work, vision, and the programs that they initiated will continue to serve as the basis for our execution of the Company’s mission. As we approach important milestones across our clinical development programs, we are extremely grateful for Steve’s effort to enable this progress.”

Mr. Hurst added “MIndMed is the culmination of my career and more than a decade of work to bring the benefits of psychedelic inspired medicines to patients struggling with addiction and mental illness. With the recent appointment of two seasoned Directors and a brilliant Chief Executive Officer, I have the greatest confidence in the team’s ability to guide the Company through this next phase of continued progress toward the realization of our highest aspirations.”

About MindMed

MindMed is a clinical-stage biotech company that seeks to discover, develop and deploy psychedelic-inspired medicines and therapies to address mental health and addiction. The Company is assembling a compelling drug development pipeline of innovative treatments based on psychedelic substances including psilocybin, LSD, MDMA, DMT and an ibogaine derivative, 18-MC. The MindMed executive team brings extensive biopharmaceutical experience to MindMed's approach to developing the next generation of psychedelic-inspired medicines and therapies.

MindMed trades on the NASDAQ under the symbol MNMD and on the Canadian NEO Exchange under the symbol MMED. MindMed is also traded in Germany under the symbol MMQ.

For Media: media@mindmed.co

For Investors: ir@mindmed.co